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News
Release
Vectren Corporation
One Vectren Square
Evansville, IN 47708

Investor Contact     Dave Parker, (812) 491-4135, dparker@vectren.com
Media Contact         Chase Kelley, (812) 491-4128, kckelley@vectren.com

FOR IMMEDIATE RELEASE

Feb. 22, 2016

Vectren Corporation Reports 2016 Results

Initiates 2017 Earnings Expectations
Increases Long-Term Outlook

Evansville, Ind. - Vectren Corporation (NYSE:VVC) today reported net income for the year ended Dec. 31, 2016, of $211.6 million, or $2.55 per share, compared to net income of $197.3 million, or $2.39 per share, in 2015. Fourth quarter 2016 consolidated net income was $69.6 million, or $0.84 per share, compared to $65.2 million, or $0.79 per share, in the fourth quarter of 2015.

Summary and highlights of results

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Utility Group earnings were $173.6 million, or $2.10 per share, in 2016, compared to $160.9 million, or $1.95 per share, in 2015. For the year, 2016 results include an estimated $0.02 per share from favorable weather. Fourth quarter results for the Utility Group were earnings of $51.3 million, or $0.62 per share in 2016, compared to $46.6 million, or $0.56 per share, in 2015. Favorable Utility Group results for the quarter and year were driven largely by the continued investment in the gas infrastructure investment programs in both Indiana and Ohio.

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Nonutility Group earnings were $36.9 million, or $0.44 per share, in 2016, essentially flat as compared to $36.3 million, or $0.44 per share, in 2015. Fourth quarter 2016 earnings from the Nonutility Group were $18.7 million, or $0.23 per share, compared to $18.1 million, or $0.22 per share, in 2015. The Energy Services business achieved record annual revenues for the second straight year and Infrastructure Services’ distribution operation had a record year for both revenue and earnings from operations, while the transmission operation was challenged by increased competition in its primary area of work.

“Results for 2016 were very strong at $2.55 per share, reflecting another year of consistent earnings growth and, with the December dividend increase of 5 percent, 2016 marked the 57th consecutive year of increase. The utility operation performed very well in 2016, largely driven by our gas infrastructure investment programs and our focus on cost control,” said Carl Chapman, Vectren’s chairman, president and CEO. “Our Energy Services business continues to grow nicely, as does Infrastructure Services’ distribution operation as the demand for utility infrastructure replacement continues.”

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“Overall, the Infrastructure Services’ business had a very profitable year. But, as we discussed throughout 2016, the transmission operation has seen increased competition in its primary area of pipeline maintenance work. Transmission results were favorably impacted in the fourth quarter by the revenue related to a number of projects, including a larger project where work commenced in September. We have started another large project in January that will help meet 2017 earnings targets as we anticipate a return to more maintenance work in 2018 and beyond. We also think that President Trump’s emphasis on infrastructure enhancements will encourage more investment generally and Infrastructure Services is poised to take advantage of the opportunity that may create.”

2017 earnings guidance initiated and long-term financial targets increased

The 2017 consolidated earnings guidance expectation of $2.55 to $2.65 per share includes Utility Group earnings within a range of $2.10 to $2.15 per share, and the Nonutility Group/Corporate and Other earnings within a range of $0.45 to $0.50 per share. The 2017 guidance at midpoint represents a 7 percent annual growth rate since 2011, prior to the start of our significantly increased gas infrastructure replacement program, and also reflects the margin lost from a significant customer and the expiration of energy efficiency tax deductions.

With the electric infrastructure plan to be filed with the Indiana Utility Regulatory Commission tomorrow, the December 2016 filing of the preferred Integrated Resource Plan and the expected additional investment that likely entails, coupled with the continued growth in the gas infrastructure investment plan and strong Nonutility Group long-term outlook, we are revising our long-term financial targets as summarized below, including an increase in our earnings per share (EPS) growth rate target to 6-8 percent.

Updated long-term targets

•	Consolidated EPS growth of 6-8 percent

•	Dividend growth of 6-8 percent, aligned with consolidated EPS growth

•	Consolidated payout ratio of 60-65 percent

•	Utility EPS growth of 5-7 percent

•	Utility payout of 70 percent, which will fund 85-90 percent of the external dividend

“Vectren’s successful execution of key strategic initiatives, including our ability to deliver consistent earnings growth over the past several years of 7 percent, has positioned us very strongly as we look out over the next five to ten years,” said Chapman. “Our continued investment in gas infrastructure and an accelerating investment in our electric system, along with a strong nonutility portfolio, give us confidence in our ability to achieve strong results. As a result, we are raising our expectations for future earnings growth and dividend growth.”

Guidance ranges are based on assumptions and information currently available, but changes in these assumptions or other circumstances could materially impact earnings and result in 2017 earnings significantly above or below this guidance. These targeted ranges are subject to such factors discussed below under "Forward-Looking Statements".

Utility Group discussion

The Utility Group consists of the company’s regulated utility operations and other operations that provide information technology and other support services to those regulated operations. The company segregates its regulated utility operations between a Gas Utility Services operating segment and an Electric Utility Services operating segment. The Gas Utility Services segment provides natural gas distribution and transportation services to nearly two-thirds of Indiana and about 20 percent of Ohio, primarily in the west-central area. The Electric Utility Services segment provides electric transmission and distribution services to southwestern Indiana and includes its power generating and wholesale power operations. The Utility Group also earns a return on shared assets, such as customer billing systems and the customer contact center, used by the company’s utility operations.

For the year ended Dec. 31, 2016, Utility Group earnings were $173.6 million, or $2.10 per share, compared to $160.9 million, or $1.95 per share, in 2015. In the fourth quarter of 2016, the Utility Group earnings were $51.3 million, or $0.62 per share in 2016,

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compared to $46.6 million, or $0.56 per share, in 2015. The improved 2016 results in the quarter and for the year were primarily driven by returns earned on the Indiana and Ohio gas infrastructure investment programs and increases in large customer usage. These increases were somewhat offset by decreases in wholesale power margin due primarily to low natural gas prices and reduced generating unit availability.

Gas Utility Services
The Gas Utility Services operating segment earned $76.1 million, or $0.92 per share, during the year ended Dec. 31, 2016, compared to $64.4 million, or $0.78 per share, in 2015. During the fourth quarter of 2016, Gas Utility Services earned $30.1 million, or $0.36 per share, compared to $23.9 million, or $0.29 per share, in 2015. The improved results for the quarter and year reflect increased returns on the Indiana and Ohio infrastructure programs as the investment in those programs continues to grow. Increased earnings in 2016 also resulted from an increase in large customer usage and continued growth in small customer count. These increases were somewhat offset by lower late fee revenue resulting from lower natural gas prices.

Following is more detailed information related to the earnings from Gas Utility Services. Identified items are presented after the impact of income taxes.

(millions)	Quarter End	Annual
2015 Gas Utility Earnings	$23.9	$64.4

Gas Infrastructure investment programs	4.0	10.4
Weather impact on large customer usage and Ohio small commercial customer usage	0.6	(0.4)
Other large customer usage	1.3	2.1
All other	0.3	(0.4)
	6.2	11.7

2016 Gas Utility Earnings	$30.1	$76.1

Electric Utility Services
The Electric Utility Services operating segment earned $84.7 million, or $1.02 per share, in 2016, compared to $82.6 million, or $1.00 per share, in 2015. During the 2016 fourth quarter, Electric Utility Services earned $17.7 million, or $0.21 per share, compared to $15.6 million, or $0.19 per share, in 2015. Results in 2016 reflect the favorable impact of weather on retail electric margin, which management estimates the after tax impact to be approximately $1.8 million for the year and $2.2 million for the fourth quarter of 2016. Earnings in both the quarter and year also reflect increased large customer usage compared to 2015. These increases were somewhat offset by lower wholesale power margin during 2016 due primarily to lower market pricing from the low natural gas price environment and reduced generating unit availability as a result of maintenance outages encountered in 2016.

Following is more detailed information related to the earnings from Electric Utility Services. Identified items are presented after the impact of income taxes.

(millions)	Quarter End	Annual
2015 Electric Utility Earnings	$15.6	$82.6

Weather impact on small customer usage	2.2	1.8
Wholesale power margin	0.3	(1.1)
Large customer usage	0.3	1.4
All other	(0.7)	—
	2.1	2.1

2016 Electric Utility Earnings	$17.7	$84.7

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Other Operations
The Utility Group also earns a return on shared assets through currently approved rates as if portions of the assets were in the rate base of each utility. Such shared assets include customer and work management systems and the customer contact center, as examples. In 2016, earnings from these operations at the utilities were $12.8 million, compared to $13.9 million in 2015. Earnings in the fourth quarter were $3.5 million in 2016 compared to $7.1 million in 2015. The higher earnings in 2015 were driven primarily by a lower effective income tax rate from increased research and development tax credits for certain qualifying information technology assets recognized in the fourth quarter.

Nonutility Group discussion

All amounts included in this section are after tax. Results reported by business group are net of corporate expenses allocated to the Nonutility Group.

In 2016, Nonutility Group results were earnings of $36.9 million, or $0.44 per share, compared to earnings of $36.3 million, or $0.44 per share, in 2015. Fourth quarter 2016 earnings from the Nonutility Group were $18.7 million, or $0.23 per share, compared to $18.1 million, or $0.22 per share, in 2015.

Infrastructure Services: provides underground pipeline construction and repair services through wholly owned subsidiaries Miller Pipeline, LLC and Minnesota Limited, LLC.

Results from Infrastructure Services’ operations for the year ended Dec. 31, 2016, were earnings of $25.0 million, or $0.30 per share, compared to earnings of $29.7 million, or $0.36 per share, in 2015. During the fourth quarter, earnings from Infrastructure Services were $15.1 million, or $0.18 per share, compared to earnings of $10.1 million, or $0.12 per share, in 2015.

The distribution portion of the Infrastructure Services’ operation had record revenues and earnings from operations in 2016, as utilities across the country continued to make significant investments in gas infrastructure systems. This growth trend is expected to continue as utilities execute infrastructure programs. Lower results from the transmission business are due largely to fewer transmission maintenance projects being awarded and lower margin on awarded contracts. While the transmission business has been challenged throughout 2015 and 2016, results in 2016 were favorably impacted by revenues related to, among other projects, a larger project where work commenced in the third quarter of 2016 and is expected to be completed in the first quarter of 2017. Further, an approximate 150 mile, $150 million project is underway in 2017 that will aid in achieving earnings goals during this period of less maintenance focused work for the transmission business.

The reduction in Infrastructure Services' transmission operations is primarily reflective of a very competitive transmission pipeline maintenance environment that has reduced the number of projects awarded and has pressured margin on projects won as contractors adjust crews and workload as some large gas and oil projects have been delayed due to the lengthening environmental and regulatory approval process.

Total Infrastructure Services revenues in 2016 were $813 million compared to revenues of $843 million in 2015. At Dec. 31, 2016, Infrastructure Services had an estimated backlog of blanket contracts of $435 million and bid contracts of $290 million, for a total backlog of $725 million. Backlog has increased from the prior quarter due to the approximate 150 mile project awarded in Dec. 2016 to be largely completed in 2017.

The fundamental business model related to the long cycle of transmission sector repair and maintenance work remains unchanged as demand remains high due to aging infrastructure and evolving safety and reliability regulations. There are also significant new pipeline projects now totaling approximately 12,000 miles with estimated completion dates primarily through 2020 that are expected to absorb resources and equipment. The result should be a gradual increase in opportunities for pipeline maintenance work and some increase in margins as the competition for maintenance work decreases. Further, evolving safety and reliability regulations are anticipated to continue to drive demand in maintenance and integrity work. In March 2016, a notice of proposed rulemaking was published on the safety of gas transmission and gathering lines. The proposed rule addresses many of the remaining requirements from the 2011 Pipeline Safety Act and will likely lead to additional demand for pipeline maintenance and integrity work. And finally, recent comments from President Trump about increased focus on infrastructure enhancement, including actions aimed at proceeding with some large projects, further underscore the need to address the aging

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infrastructure and may ultimately have positive impacts on the markets in which Infrastructure Services’ operates in the mid to long-term.

Energy Services: provides energy performance contracting and sustainable infrastructure, such as renewables, distributed generation, and combined heat and power projects through its wholly owned subsidiary Energy Systems Group, LLC (ESG).

Results from Energy Services’ operations for the year ended Dec.31, 2016, were earnings of $12.5 million, or $0.15 per share, compared to earnings of $7.3 million, or $0.09 per share, in 2015. During the fourth quarter of 2016, Energy Services’ earnings were $3.8 million, or $0.05 per share, compared to $7.7 million or $0.09 per share, in 2015. Energy Services achieved record revenues of $260 million in 2016, which exceeded record revenues of $200 million in 2015.

At Dec. 31, 2016, the backlog of fixed price signed contracts is $234 million. Beyond the backlog, the list of projects at Dec. 31, 2016 where ESG has been selected and there is a high degree of confidence that the stated work will be performed, or sales funnel, remains high at $345 million. The company's long-term view of the performance contracting and sustainable infrastructure opportunities remains strong with an expected continued national focus on energy conservation and security, renewable energy, and sustainability as power prices across the country rise and customer focus on new, efficient, and clean sources of energy grows. Expected activity in the federal sector, as well as positive indications in the public sector and sustainable infrastructure business, is reflected in the strong backlog and sales funnel. In Dec. 2015, the tax code section (Section 179D) allowing for federal tax deductions related to energy efficiency savings achieved was retroactively extended for 2015 through 2016. The impact of these tax deductions on results, net of fees and incentives, was $5.5 million in 2016 and $6.1 million in 2015. Given the timing of the extension in late 2015, the entire Section 179D earnings impact for 2015 was recorded in the fourth quarter.

Please SEE ATTACHED unaudited schedules for additional financial information

Live Webcast on Feb. 23, 2017; Financial slides posted on website on Feb. 22, 2017
Vectren’s financial analyst call will be at 2:00 p.m. (ET), Feb. 23, 2017, at which time management will discuss 2016 financial results, the 2017 outlook and long-term financial targets. To participate in the call, analysts are asked to dial 1-844-825-9787 10 minutes prior to the start time and refer to the “Vectren Corporation 2016 Year-End Earnings Call.” All interested parties may listen to the live webcast accompanied by a slide presentation at www.vectren.com. The slide presentation posted at vectren.com contains information about the company's use of non GAAP measures, specifically as it relates to the use of earnings per share. A replay of the webcast will be made available at the same location approximately two hours following the conclusion of the analyst call.

About Vectren
Vectren Corporation (NYSE: VVC) is an energy holding company headquartered in Evansville, Ind. Vectren’s energy delivery subsidiaries provide gas and/or electricity to more than 1 million customers in adjoining service territories that cover nearly two-thirds of Indiana and about 20 percent of Ohio, primarily in the west-central area. Vectren’s nonutility subsidiaries and affiliates currently offer energy-related products and services to customers throughout the U.S. through Infrastructure Services and Energy Services. To learn more about Vectren, visit www.vectren.com.

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Forward-Looking Information

A “safe harbor” for forward-looking statements is provided by the Private Securities Litigation Reform Act of 1995 (Reform Act of 1995). The Reform Act of 1995 was adopted to encourage such forward-looking statements without the threat of litigation, provided those statements are identified as forward-looking and are accompanied by meaningful cautionary statements identifying important factors that could cause the actual results to differ materially from those projected in the statement. Certain matters described in Management’s Discussion and Analysis of Results of Operations and Financial Condition are forward-looking statements. Such statements are based on management’s beliefs, as well as assumptions made by and information currently available to management. When used in this filing, the words “believe”, “anticipate”, “endeavor”, “estimate”, “expect”, “objective”, “projection”, “forecast”, “goal”, “likely”, and similar expressions are intended to identify forward-looking statements. In addition to any assumptions and other factors referred to specifically in connection with such forward-looking statements, factors that could cause the company’s actual results to differ materially from those contemplated in any forward-looking statements include, among others, the following:

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Factors affecting utility operations such as unfavorable or unusual weather conditions; catastrophic weather-related damage; unusual maintenance or repairs; unanticipated changes to coal and natural gas costs; unanticipated changes to gas transportation and storage costs, or availability due to higher demand, shortages, transportation problems or other developments; environmental or pipeline incidents; transmission or distribution incidents; unanticipated changes to electric energy supply costs, or availability due to demand, shortages, transmission problems or other developments; or electric transmission or gas pipeline system constraints.

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New legislation, litigation and government regulation or other actions, such as changes in or additions to tax laws or rates, pipeline safety regulation and environmental laws, including laws governing air emissions, including carbon, waste water discharges and the handling and disposal of coal combustion residuals that could impact the continued operation, and/or cost recovery of generation plants and related assets. These compliance costs could substantially change the nature of the company's generation fleet.

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Catastrophic events such as fires, earthquakes, explosions, floods, ice storms, tornadoes, terrorist acts, physical attacks, cyber attacks, or other similar occurrences could adversely affect the company's facilities, operations, financial condition, results of operations, and reputation.

•	Increased competition in the energy industry, including the effects of industry restructuring, unbundling, and other sources of energy.

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Regulatory factors such as uncertainty surrounding the composition of state regulatory commissions, adverse regulatory changes, unanticipated changes in rate-setting policies or procedures, recovery of investments and costs made under regulation, interpretation of regulatory-related legislation by the IURC and/or PUCO and appellate courts that review decisions issued by the agencies, and the frequency and timing of rate increases.

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Financial, regulatory or accounting principles or policies imposed by the Financial Accounting Standards Board; the Securities and Exchange Commission; the Federal Energy Regulatory Commission; state public utility commissions; state entities which regulate electric and natural gas transmission and distribution, natural gas gathering and processing, electric power supply; and similar entities with regulatory oversight.

•	Economic conditions including the effects of inflation, commodity prices, and monetary fluctuations.

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Economic conditions surrounding the current economic uncertainty, including increased potential for lower levels of economic activity; uncertainty regarding energy prices and the capital and commodity markets; volatile changes in the demand for natural gas, electricity, and other nonutility products and services; economic impacts of changes in business strategy on both gas and electric large customers; lower residential and commercial customer counts; variance from normal population growth and changes in customer mix; higher operating expenses; and reductions in the value of investments.

•	Volatile natural gas and coal commodity prices and the potential impact on customer consumption, uncollectible accounts expense, unaccounted for gas and interest expense.

•	Volatile oil prices and the potential impact on customer consumption and price of other fuel commodities.

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Direct or indirect effects on the company’s business, financial condition, liquidity and results of operations resulting from changes in credit ratings, changes in interest rates, and/or changes in market perceptions of the utility industry and other energy-related industries.

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The performance of projects undertaken by the company’s nonutility businesses and the success of efforts to realize value from, invest in and develop new opportunities, including but not limited to, the company’s Infrastructure Services, Energy Services, and remaining ProLiance Holdings assets.

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Factors affecting Infrastructure Services, including the level of success in bidding contracts; fluctuations in volume and mix of contracted work; mix of projects received under blanket contracts; unanticipated cost increases in completion of the contracted work; funding requirements associated with multiemployer pension and benefit plans; changes in legislation and regulations impacting the industries in which the customers served operate; the effects of weather; failure to properly estimate the cost to construct projects; the ability to attract and retain qualified employees in a fast growing market where skills are critical; cancellation and/or reductions in the scope of projects by customers; credit worthiness of customers; ability to obtain materials and equipment required to perform services; and changing market conditions, including changes in the market prices of oil and natural gas that would affect the demand for infrastructure construction.

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Factors affecting Energy Services, including unanticipated cost increases in completion of the contracted work; changes in legislation and regulations impacting the industries in which the customers served operate; changes in economic influences impacting customers served; failure to properly estimate the cost to construct projects; risks associated with projects owned or operated; failure to appropriately design, construct, or operate projects; the ability to attract and retain qualified employees; cancellation and/or reductions in the scope of projects by customers; changes in the timing of being awarded projects; credit worthiness of customers; lower energy prices negatively impacting the economics of performance contracting business; and changing market conditions.

•	Employee or contractor workforce factors including changes in key executives, collective bargaining agreements with union employees, aging workforce issues, work stoppages, or pandemic illness.

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Risks associated with material business transactions such as acquisitions and divestitures, including, without limitation, legal and regulatory delays; the related time and costs of implementing such transactions; integrating operations as part of these transactions; and possible failures to achieve expected gains, revenue growth and/or expense savings from such transactions.

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Costs, fines, penalties and other effects of legal and administrative proceedings, settlements, investigations, claims, including, but not limited to, such matters involving compliance with federal and state laws and interpretations of these laws.

The company undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of changes in actual results, changes in assumptions, or other factors affecting such statements.